Exhibit 8.2

1000 WILSHIRE BOULEVARD, SUITE 1500, LOS ANGELES, CALIFORNIA 90017-2457

Telephone (213) 891-0700 / Fax (213) 896-0400

June 8, 2015

Heritage Commerce Corp

150 Almaden Boulevard

San Jose, California 95113

Attention:  Walter T. Kaczmarek

Ladies and Gentlemen:

We have acted as counsel to Heritage Commerce Corp, a California corporation (the “Parent”), in connection with that certain Agreement and Plan of Merger and Reorganization, dated as of April 23, 2015 (the “Plan”).  Under the Plan, Focus Business Bank, a California banking corporation (the “Target”), will merge with and into Heritage Bank of Commerce, a California banking corporation and wholly-owned subsidiary of the Parent (the “Acquiror”), with the Acquiror surviving the merger (the “Merger”). We are furnishing this opinion in connection with the filing of the Merger Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent.

In rendering this opinion, we have relied, with your permission, on the representations made to us by each of the Parent and the Target in the certificates delivered to us by each of the Parent and the Target and dated as of even date herewith (the “Certificates of Representations”). Capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Certificates of Representations.

In our capacity as tax counsel to the Parent and for purposes of rendering this opinion, we have examined and relied upon, with your consent: (i) the Plan; (ii) the Certificates of Representations; (iii) the Merger Registration Statement; and (iv) such other documents we considered relevant to our analysis. We have not undertaken to independently verify, and have not verified, any of the facts that we have relied upon when rending this opinion and you have not asked us to do so; provided, that, we have not become aware, during the course of our representation, that any of these facts are not true.

We have assumed that all of the Parties and the parties to any other documents examined by us have acted, and will act, in accordance with the terms of the Plan and such other documents without waiver of the terms or conditions set forth therein. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed, in rendering the opinion set forth below, that:

(a)                                 Any representation of fact in the documents upon which we have relied that is made “to the knowledge” or similarly qualified is correct without such qualification;

(b)                                 The representations made in Paragraphs (1) and (2) of the Certificates of Representations that are subject to “material” or similar qualification are correct without such qualification; and

(c)                                  The Parties will not deviate from the Plan in any respect when consummating the Merger.

Our opinion is limited to United States federal income tax law, and is based on existing law as contained in the Code, final and temporary U.S. Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions all as of even date herewith.  The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which our opinion is based could be changed at any time, perhaps with retroactive effect, and any such change could adversely affect our conclusion set forth below.  In addition, some issues under existing law that could significantly affect our opinion have not yet been addressed authoritatively by the IRS or the courts, and our opinion is not binding on the IRS or the courts.  Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

In addition, our opinion is based upon facts and circumstances as they exist as of the date hereof, and any change in the facts as set forth herein could affect the opinion expressed herein, perhaps adversely. We assume no obligation to update or supplement our opinion to reflect any change in facts or circumstances which may hereafter come to our attention.

On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, we have participated in the preparation of the discussion set forth in the section entitled “JOINT PROXY STATEMENT/PROSPECTUS — THE MERGER AGREEMENT AND THE MERGER — Material United States Federal Income Tax Consequences of the Merger” in the Merger Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects as of the date hereof. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Merger Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ BUCHALTER NEMER
A Professional Corporation